Exhibit 10(i)

TERMS AND CONDITIONS OF RESTRICTED STOCK

ISSUED AS A PAYOUT UNDER THE

LONG TERM INCENTIVE PLAN

Pursuant to the 2003 Stock Incentive Plan (“Plan”), the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) of Parker-Hannifin Corporation (“Company”) approved the payout of your Long Term Incentive Award (“LTI Award”) in the form of restricted shares of Parker-Hannifin Corporation common stock (“Restricted Shares”), subject to the following terms and conditions:

1.	Restrictions on the Restricted Shares will lapse on the third anniversary of issuance (the “Lapse Date”). Prior to the Lapse Date, the Restricted Shares cannot be sold or otherwise transferred or assigned.

a.	Restrictions lapse immediately in the event of your death or disability.

b.	Restrictions lapse immediately in the event of your retirement at or after age 60 (or sooner with the consent of the Committee).

c.	The Restricted Shares are forfeited in the event of the voluntary or involuntary termination of your employment (except due to retirement (as specified in (b) above) death, or disability).

2.	Restrictions lapse immediately in the event of a “change in control” of the Company (as defined in the Plan and subject to the requirements of Section 409A of the Internal Revenue Code).

3.	Prior to the Lapse Date the Restricted Shares will be issued in an uncertificated book entry format at the transfer agent. After the restrictions lapse, the unrestricted shares will be electronically transferred to your stock benefit plan account with the Company’s Stock Incentive Plan Administrator (currently UBS Financial Services Inc.).

4.	Restricted Shares will earn non-refundable dividends prior to the Lapse Date, payable directly to you.

5.	The value of the Restricted Shares will become taxable to you on the earlier of the Lapse Date or upon attaining age 60, whichever occurs first. You are obligated to immediately pay any tax withholding obligation payable by the company at that time, if any. At your election, you may surrender a portion of the Restricted Shares to satisfy your tax withholding obligation.

NOTE: If you were already age 60 on the date the Restricted Shares were issued, the value of the Restricted Shares became taxable to you on the issue date and, at your election, you have surrendered a portion of the Restricted Shares to satisfy your tax withholding obligation.

6.	To the extent not otherwise specified above, the Restricted Shares issued to you are subject to the terms and conditions of the LTI Award and the Plan.

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